UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2011
TESORO LOGISTICS LP
(Exact name of Registrant as specified in its charter)

Delaware	1-35143	27-4151603
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
(Address of principal executive offices, including zip code)
(210) 626-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Underwriting Agreement
     On April 19, 2011, Tesoro Logistics LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Tesoro Logistics GP, LLC (the “General Partner”), Tesoro Corporation (“Tesoro”), Tesoro Refining and Marketing Company (“TRMC”) and Tesoro Alaska Company (“Tesoro Alaska” and, together with the Partnership, the General Partner, Tesoro and TRMC, the “Partnership Parties”) and Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner, & Smith Incorporated and Credit Suisse Securities (USA) LLC as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 13,000,000 common units representing limited partner interests in the Partnership at a price to the public of $21.00 per common unit ($19.6875 per common unit, net of underwriting discounts). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,950,000 common units (the “Option Units”) to cover over-allotments, if any, on the same terms. On April 20, 2011, the Underwriters exercised this option for all of the Option Units.
     The material terms of the Offering are described in the prospectus, dated April 19, 2011 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on April 21, 2011 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-171525), initially filed by the Partnership on January 4, 2011.
     The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.
     The Offering is expected to close on April 26, 2011. The Partnership will receive proceeds (net of underwriting discounts and commissions, structuring fees and offering expenses) from the Offering of approximately $246.6 million. As described in the Prospectus, the Partnership will use the net proceeds of the sale of the common units to:
•	distribute $241.6 million to Tesoro, TRMC and TAL, in part to reimburse these entities for certain capital expenditures they incurred with respect to assets contributed to the Partnership;

•	pay debt issuance costs of $2.0 million; and

•	use $3.0 million for working capital purposes.
     The Partnership will use the net proceeds of the sale of Optional Units to redeem an equivalent number of common units from Tesoro, TRMC and TAL, in partial consideration of the assets contributed to the Partnership by Tesoro, TRMC and TAL.
     As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters may from time to time in the future provide investment banking and financial advisory and other financial services in the ordinary course of their business for the Partnership and its affiliates for which they may receive customary advisory or transaction fees, as applicable, plus reimbursement of out-of-pocket expenses.
     The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of the Exhibit
1.1
Underwriting Agreement dated as of April 19, 2011 among the Partnership, Tesoro Logistics GP, LLC, Tesoro Corporation, Tesoro Refining and Marketing Company and Tesoro Alaska Company and Citigroup Global Markets Inc., Wells Fargo Securities LLC, Merrill Lynch, Pierce, Fenner, & Smith Incorporated and Credit Suisse Securities (USA) LLC as representatives of the several underwriters named therein

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESORO LOGISTICS LP
	By:	Tesoro Logistics GP, LLC
its General Partner

Date: April 25, 2011	By:	/s/ Charles S. Parrish
Charles S. Parrish
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
1.1
Underwriting Agreement dated as of April 19, 2011 among the Partnership, Tesoro Logistics GP, LLC, Tesoro Corporation, Tesoro Refining and Marketing Company and Tesoro Alaska Company and Citigroup Global Markets Inc., Wells Fargo Securities. LLC, Merrill Lynch, Pierce, Fenner, & Smith Incorporated and Credit Suisse Securities (USA) LLC as representatives of the several underwriters named therein